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                                                                     EXHIBIT 8.1

                          [SIDLEY & AUSTIN LETTERHEAD]

                               September 23, 1998



Starwood Hotels & Resorts
777 Westchester Avenue
White Plains, New York 10604

Starwood Hotels & Resorts Worldwide, Inc.
777 Westchester Avenue
White Plains, New York 10604

                             Re:    Starwood Hotels & Resorts
                                    Starwood Hotels & Resorts Worldwide, Inc.
                                    Registration Statement on Form S-3
                                    Registration Nos. 333-49953 and 333-49953-01

Ladies and Gentlemen:

          We have acted as special counsel to Starwood Hotels & Resorts, a Maryland real estate investment trust (the "Trust"), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Corporation" and, together with the Trust, the "Company"), in connection with the preparation of the Registration Statement on Form S-3 of the Company, as initially filed with the Securities and Exchange Commission (the "Commission") on April 10, 1998 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Registration Statement.

          Our opinion is based upon an examination of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic



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SIDLEY & AUSTIN                                                      LOS ANGELES


Starwood Hotels & Resorts
Starwood Hotels & Resorts Worldwide, Inc.
September 23, 1998
Page 2


copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the detailed statements and representations of the Company set forth in its letters to us dated the date of this opinion, which letters are attached hereto and incorporated by reference herein. Our opinion is premised on the accuracy of such letters, statements and representations.

          I. ANALYSIS AND DISCUSSION

               1. In General

          The analysis and discussion set forth in the summary contained in the Registration Statement under the caption "Federal Income Tax Considerations" is hereby incorporated by reference as though set forth herein in its entirety.

               2. Section 269B of the Code

          Section 269B(a)(3) of the Code provides that, for purposes of determining whether any stapled entity is a REIT, all entities which are stapled entities with respect to each other shall be treated as one entity. Section 269B(c) of the Code defines the term "stapled entities" to mean any group of two or more entities if more than 50 percent in value of the beneficial ownership in each of such entities consists of interests where, by reason of form of ownership, restrictions on transfer, or other terms or conditions, the transfer of one of such interests causes or requires the transfer of the other of such interests.

          The Trust and the Corporation are "stapled entities" within the meaning of Section 269B(c) of the Code. Therefore, if Section 269B(a)(3) were to apply to the Trust and the Corporation, they would be treated as one entity for purposes of determining whether the Trust is a REIT. In such case, the Trust would not satisfy either the 75 percent or the 95 percent gross income tests provided in Sections 856(c)(2) and (3) of the Code and the Trust would not qualify as a REIT.

          Section 136(c)(3) of the Deficit Reduction Act of 1984, P.L. 98-369 (the "1984 Tax Act"), however, provides that Section 269B(a)(3) of the Code shall not apply in determining the application of Sections 856 through 859 of the Code to any REIT which is part of a group of stapled entities if:

          (A) all members of such group were stapled entities as of June 30, 1983, and

          (B) as of June 30, 1983, such group included one or more REITs.



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SIDLEY & AUSTIN                                                      LOS ANGELES

Starwood Hotels & Resorts
Starwood Hotels & Resorts Worldwide, Inc.
September 23, 1998
Page 3


No regulations, rulings or published cases have been issued or decided interpreting Section 136(c)(3) of the 1984 Tax Act.

          Section 269B(a)(3) of the Code does not apply to the Trust because the Trust and the Corporation were stapled entities on June 30, 1983 and the Trust was a REIT on such date. Section 136(c)(3) of the 1984 Tax Act does not, by its terms, require the Trust to have been a REIT at all times after June 30, 1983 in order for Section 269B(a)(3) of the Code not to apply. Therefore, the termination of the Trust's status as a REIT for the taxable years ended December 31, 1991 through 1994 did not result in Section 269B(a)(3) of the Code applying to the Trust for the taxable year ending December 31, 1995, nor will it result in Section 269B(a)(3) of the Code applying to the Trust for future taxable years. Because there are no judicial or administrative authorities interpreting
Section 136(c)(3) of the 1984 Tax Act, this conclusion is based solely on the literal language of this provision.

          However, the Internal Revenue Service Restructuring and Reform Act of 1998 ("H.R. 2676"), which was enacted on July 22, 1998, repeals the grandfathering of the Company from the application of Section 269B(a)(3) of the Code with respect to certain acquisitions of interests in real property occurring after March 26, 1998.

          II. OPINION

          In rendering our opinion, we have considered the applicable provisions of the Code, Regulations, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. Opinions of counsel are not binding on the IRS or on any court. Accordingly, no assurance can be given that the IRS will not challenge the propriety of one or more of the opinions set forth in the following paragraphs or that such a challenge would not be successful.

          Based on and subject to the foregoing, we are of the opinion that the discussion set forth in the section of the Registration Statement entitled "Federal Income Tax Considerations" constitutes, in all material respects, a fair and accurate summary of the federal income tax consequences that are likely to be material to the Company and to its shareholders and stockholders and constitutes the opinion of Sidley & Austin to the extent so stated in such section.

          Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law. We are



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SIDLEY & AUSTIN                                                      LOS ANGELES

Starwood Hotels & Resorts
Starwood Hotels & Resorts Worldwide, Inc.
September 23, 1998
Page 4

furnishing this opinion to you for the Company's benefit in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

          We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Sidley & Austin therein under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

                                            Very truly yours,



                                            Sidley & Austin

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                            STARWOOD HOTELS & RESORTS
                             777 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604




                               September 23, 1998


Sidley & Austin
555 West Fifth Street
Los Angeles, California 90013

               Re:    Tax Opinion

Ladies and Gentlemen:

          In connection with the opinion letter (the "Opinion Letter") to be provided by Sidley & Austin in connection with the preparation of the Registration Statement on Form S-3 of the Company, as initially filed with the Securities and Exchange Commission on April 10, 1998 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement") and recognizing that Sidley & Austin will rely on this letter in providing the Opinion Letter, the undersigned, an officer of Starwood Hotels & Resorts (the "Trust"), duly appointed by the Board of Trustees of the Trust and acting as such, hereby certifies the following, to the best knowledge of the Trust, as of the date hereof. Insofar as such certification pertains to any person other than the Trust, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used but not defined herein have the meaning provided in the Registration Statement. References to the Trust and the Corporation include their respective subsidiaries.

          1. Each of the following documents has been (or will be) duly authorized, executed, and delivered, and has not been amended or further amended after the noted date:

               a. The Trust's Declaration of Trust dated August 25, 1969, as amended and restated as of June 6, 1988, as further amended as of February 1, 1995, as further amended as of January 2, 1998, and as further amended as of February 23, 1998;

               b. The letter ruling issued by the Internal Revenue Service (the "IRS") to the Trust dated January 4, 1980;



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Sidley & Austin
September 23, 1998
Page 2


               c. The letter from the IRS to the Trust dated August 15, 1994, concerning the termination of the Trust's election to be taxed as a REIT (the "IRS Letter");

               d. The Certificate of Limited Partnership of SLT Realty Limited Partnership (the "Realty Partnership") dated December 9, 1994, as corrected as of December 20, 1994, as amended as of March 30, 1995 and as amended and restated as of July 5, 1995;

               e. The Second Amended and Restated Limited Partnership Agreement of the Realty Partnership dated as of November 14, 1997, as amended as of January 1, 1998, and as further amended as of January 2, 1998 (the "Realty Agreement");

               f. The Formation Agreement dated as of November 11, 1994, among the Trust, the Corporation, Starwood Capital Group, L.P., Berl Holdings, L.P., Starwood Apollo Hotel Partners I, L.P., Starwood Apollo Hotel Partners VIII, L.P., Starwood Apollo Hotel Partners IX, L.P., and Starwood Nomura Hotel Investors, L.P. as amended to the date hereof, and the exhibits and schedules attached thereto;

               g. The organizational documents and the limited partnership agreement or limited liability company agreement, as the case may be, for each of the limited partnerships and limited liability companies in which the Trust owns a direct or indirect interest (the "Realty Subsidiary Entities"), as amended to the date hereof;

               h. The Westin Transaction Agreement;

               i. The Amended and Restated Agreement and Plan of Merger; and

               j. Any other documents we have furnished you in connection with your issuance of your opinion.

          2. During its taxable year ended December 31, 1995 and during each of its taxable years ending after December 31, 1995, each of the Trust, the Realty Partnership and the Realty Subsidiary Entities has operated and will operate in such a manner that will make each representation set forth below true for such years or for the period set forth in such representation.



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Sidley & Austin
September 23, 1998
Page 3


          3. The Trust will not make any amendments to its organizational documents after the date hereof that would affect the Trust's qualification as a real estate investment trust as defined in Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          4. Each partner of the Realty Partnership, and each partner or member of the Realty Subsidiary Entities that is a corporation or other entity has a valid legal existence.

          5. Each partner and each member of the Realty Partnership and the Realty Subsidiary Entities has full power, authority, and legal right to enter into and perform the terms of the Realty Agreement or the partnership or limited liability company agreements, as the case may be, of each Realty Subsidiary Entity, and the transactions contemplated thereby.

          6. No actions will be taken by the Trust, any Realty Subsidiary Entity or the partners or the members of any of them that would have the effect of altering the facts upon which your opinion is based.

          7. The Trust has filed amended federal income tax returns for its taxable years ended December 31, 1991 and 1992 reflecting that it did not qualify as a real estate investment trust (a "REIT") and was taxable as a C corporation. The Trust has filed its federal income tax returns for its taxable years ended December 31, 1993 and 1994 reflecting that it did not qualify as a REIT and was taxable as a C corporation.

          8. At all times on or after January 1, 1995, the Trust was and will be managed by the Board of Trustees and, except for immaterial amounts, the paired shares and other equity securities of the Trust and the Corporation (the "Shares") were and will be transferable. At all times after December 31, 1997, each Subsidiary REIT will be managed by its board of directors and we will not agree to any changes to the certificate of incorporation, by-laws or other relevant documents that would result in the stock of each Subsidiary REIT not being transferable.

          9. The Trust timely elected to be a REIT for its taxable year ending December 31, 1995, computed its taxable income as a REIT on its federal income tax return for that taxable year, and filed IRS Form 1120-REIT with a copy of the IRS Letter attached thereto properly and timely electing REIT status and has not terminated or revoked such election. The Subsidiary REITs will timely file IRS Forms 1120-REIT for their taxable years ending December 31, 1998, will timely elect to be taxed as REITs for such year and will not terminate or revoke such elections.



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Sidley & Austin
September 23, 1998
Page 4


          10. The Trust has timely filed its income tax return for its taxable year ended December 31, 1996, and will timely file its income tax returns for subsequent taxable years reflecting that it has qualified as a REIT and will not terminate or revoke its election to be taxed as a REIT.

          11. The Trust, as of December 31, 1994, did not have any accumulated earnings and profits. As of December 31, 1998, the Trust will not have any earnings and profits accumulated in any year in which the Trust, or any corporation to whose earnings and profits the Trust succeeded by operation of
Section 381 of the Code, was not a REIT. No Subsidiary REIT, as of December 31, 1997, had any accumulated earnings and profits.

          12. The Trust timely made an election pursuant to IRS Notice 88-19, 1988-2 C.B. 486, to apply rules similar to those of Section 1374 of the Code for its taxable year ended December 31, 1995 and the Trust and the Subsidiary REITs will each make such an election for their taxable years ending December 31, 1998.

          13. The Paired Common Shares were paired prior to June 30, 1983, and at all times thereafter. The Trust elected to be taxed as a REIT for its taxable year that included June 30, 1983.

          14. The following requirements are now and will continue to be met by any person which provides services with respect of or to any tenant of a property in which the Trust, the Realty Partnership, the Realty Subsidiary Entities and, commencing with the taxable year ending December 31, 1998, the Subsidiary REITs own an interest (the "Properties"):

               a. None of the Trust, the Realty Partnership, any Realty Subsidiary Entity or any Subsidiary REIT presently derives or receives, or will derive or receive, any income from such person;

               b. Such person will not furnish or render any services on behalf of the Trust, the Realty Partnership, the Realty Subsidiary Entities or any Subsidiary REIT or under the direction or control of the Trust, the Realty Partnership, the Realty Subsidiary Entities or any Subsidiary REIT;

               c. Such person was, is and will be adequately compensated for its services; and



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Sidley & Austin
September 23, 1998
Page 5


               d. If such person is an individual, he or she is not and will not be an officer of the Trust, the Realty Partnership, any Realty Subsidiary Entity or any Subsidiary REIT.

          15. Beneficial ownership of the Trust was held by 100 or more persons for at least 335 days of the taxable years ended December 31, 1995, 1996 and 1997 and will be held by 100 or more persons for at least 335 days of each taxable year ending after December 31, 1997. Beneficial ownership of each Subsidiary REIT will be held by 100 or more persons for at least 335 days of each taxable year ending after December 31, 1998.

          16. At no time during the last half of the Trust's taxable years ended December 31, 1995, 1996 and 1997 and at no time during the last half of each of the Trust's taxable years ending after December 31, 1997, were or will more than 50 percent in value of the Trust Shares be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by or for the benefit of five or fewer individuals. At no time during the last half of each Subsidiary REIT's taxable years ending after December 31, 1998, were or will more than 50 percent in value of the stock of any Subsidiary REIT be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by or for the benefit of five or fewer individuals.

          17. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, at least 95 percent of the gross income of the Trust and each Subsidiary REIT, determined after application of Treas. Reg. Section 1.856-3(g), excluding gross income from the sale of property held as inventory or held primarily for sale to customers in the ordinary course of the trade or business of the Trust, each Realty Subsidiary Entity and each Subsidiary REIT, as the case may be ("Prohibited Income"), was and will be derived from:

               a. Dividends;

               b. Interest;

               c. Rents from real property;

               d. Gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income;



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Sidley & Austin
September 23, 1998
Page 6


               e. Abatements and refunds of taxes on real property;

               f. Income and gain derived from foreclosure property as defined in Section 856(e) of the Code ("Foreclosure Property");

               g. Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

               h. Gain from the sale or other disposition of real estate assets (including regular and residual interests in real estate mortgage investment conduits ("REMICs")) that is not Prohibited Income;

               i. Payments under bona fide interest rate swap or cap agreements entered into by any of the Trust or any Realty Subsidiary Entity to hedge variable rate indebtedness that it incurred to acquire or carry real estate assets (including regular and residual interests in REMICs, to the extent provided in Section 856(c)(5)(E) of the Code) ("Qualified Hedging Contracts")(1); and

               j. Gain from the sale or other disposition of Qualified Hedging Contracts.

               18. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, and during each Subsidiary REIT's taxable years ending on or after December 31, 1998, at least 75 percent of the gross income of the Trust and each Subsidiary REIT, determined after application of Treas. Reg. Section 1.856-3(g) (excluding Prohibited Income) was and will be derived from:

----------

(1) For taxable years ending after December 31, 1997, Qualified Hedging Contracts will include any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into in a transaction to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets.



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Sidley & Austin
September 23, 1998
Page 7


               a. Rents from real property (excluding any interest accrued on such rents);

               b. Interest on obligations secured by mortgages on real property or on interests in real property (including interests on regular or residual interests in REMICs, to the extent provided in Section 856(c)(5)(E) of the Code);

               c. Gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that was not Prohibited Income;

               d. Dividends or other distributions on, and gain (other than Prohibited Income) from the sale or other disposition of, transferable shares in other REITs;

               e. Abatements and refunds of taxes on real property;

               f. Income and gain (other than Prohibited Income) derived from Foreclosure Property;

               g. Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

               h. Gain (other than Prohibited Income) from the sale or other disposition of real estate assets (including regular and residual interests in REMICs, to the extent provided in Section 856(c)(5)(E) of the Code); and

               i. Income that is (i) attributable to stock or a debt instrument,
          (ii) attributable to the temporary investment of amounts received in exchange for Trust Shares (other than Trust Shares issued pursuant to a dividend reinvestment plan) or in a public offering of debt obligations of the Trust which have maturities of at least five years, and (iii) received or accrued during the one-year period beginning on the date on which the Trust received such amounts.

          19. The leases entered into by the Realty Partnership, the Realty Subsidiary Entities and the Subsidiary REITs with the Operating Partnership, the limited partnerships



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Sidley & Austin
September 23, 1998
Page 8


or limited liability companies owned in whole or in part by the Operating Partnership (the "Operating Subsidiary Entities") and others and that will be transferred to the Corporation (the "Leases") provide and will continue to provide that rent is the greater of a fixed amount or a percentage amount that is either fixed or based on a percentage of receipts or sales derived with respect to the property (the "Percentage Rent"). The percentages used to compute the Percentage Rent (i) will not be renegotiated during the term of the Leases in a manner that has the effect of basing the Percentage Rent on income or profits of any person and (ii) will conform with normal business practices.

          20. The parties to each Lease intend for their relationship to be that of lessor and lessee, or sublessor and sublessee, as the case may be, and each current relationship is and each future relationship shall be documented by a lease agreement; the lessees or sublessees, as the case may be, have and shall have the right to exclusive possession and use and quiet enjoyment of the leased premises during the term of the Leases; the lessees bear and will bear the cost of, and are or will be responsible for, day-to-day maintenance and repair of the leased premises, other than the cost of certain capital expenditures, and dictate and will dictate how the leased premises are operated and maintained; the lessees or sublessees, as the case may be, bear and will bear all of the costs and expenses of operating the leased premises during the term of the Leases; the term of each Lease is less than the economic life of the leased premises and the lessees do not have purchase options with respect to the leased premises; the lessees or sublessees, as the case may be, are required to pay substantial fixed rent during the term of the Leases; and each lessee or sublessee, as the case may be, stands to incur substantial losses or reap substantial profits depending on how successfully it operates the leased premises.

          21. The Trust has monitored and will monitor the terms of each lease entered into or assumed by it, the Realty Partnership, any Realty Subsidiary Entity and each Subsidiary REIT to ensure that the amount of rent attributable to personal property received or accrued by the Realty Partnership, the Realty Subsidiary Entities and each Subsidiary REIT does not cause the Trust or any Subsidiary REIT to fail to satisfy the gross income tests of Sections 856(c)(2) and (3) of the Code.

          22. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, the Trust, determined after application of Treas. Reg. Section 1.856-3(g), and, for taxable years ending on or after December 31, 1998, the Subsidiary REITs, did not and will not receive or accrue, directly or indirectly, any rent, interest, contingency fees, or other amounts that were determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received (i) as rents that are (A) based solely on a percentage



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Sidley & Austin
September 23, 1998
Page 9


or percentages of receipts or sales and the percentage or percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices or (B) attributable to qualified rents from subtenants as provided in Section 856(d)(6) of the Code, and (ii) as interest that was (A) based solely on a fixed percentage or percentages of receipts or sales or (B) attributable to qualified rents received or accrued by debtors as provided by Section 856(f)(2) of the Code).

          23. During the Trust's taxable years ended December 31, 1995, 1996, and 1997, the Trust and, for the taxable year ending on December 31, 1998, the Trust and the Subsidiary REITs did not and will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more, by voting power, value or number, of the shares of the Corporation or 10 percent or more of the assets or net profits of the Operating Partnership or any Operating Subsidiary Entity, except that for taxable years ending after December 31, 1997, the Trust may own 100 percent of the stock of a subsidiary corporation. For taxable years ending after December 31, 1998, the Trust and the Subsidiary REITs will continue not to own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more, by voting power, value or number, of the shares of the Corporation. The Trust and, for taxable years ending on or after December 31, 1998, the Subsidiary REITs did not and will not receive or accrue, directly or indirectly, any rents from any of the following:

               a. A corporation of which the Trust or any Subsidiary REIT owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more of the stock, by voting power or number of shares; or

               b. A non-corporate entity in which the Trust or any Subsidiary REIT owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more of the assets or net profits.

          24. The Trust currently enforces and will continue to enforce the provisions of its Declaration of Trust, the Realty Agreement and the partnership or limited liability company agreements, as the case may be, of the Realty Subsidiary Entities concerning any and all restrictions on ownership of the Shares. Each Subsidiary REIT will enforce any and all restrictions in its articles of incorporation concerning restrictions on ownership of its stock.



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Sidley & Austin
September 23, 1998
Page 10


          25. During the Trust's taxable years ended December 31, 1995, 1996 and 1997, less than 30 percent of the gross income of the Trust, determined after application of Treas. Reg. Section 1.856-3(g), was derived from the sale or other disposition of:

               a. Stock, Qualified Hedging Contracts, or other securities held for less than one year;

               b. Property in a transaction that generates Prohibited Income; or

               c. Real property (including interests in real property, interests in mortgages on real property, regular and residual interests in REMICs, and mortgage pass-through securities) held for less than four years other than (i) property compulsorily or involuntarily converted to another form as a result of its destruction (in whole or in part), seizure, requisition, or condemnation (or the threat or imminence thereof) and (ii) Foreclosure Property.

          26. At the close of each quarter of a taxable year commencing with the quarter ended March 31, 1995, (i) at least 75 percent of the value of the total assets of the Trust were and will be represented by real estate assets (including interests in mortgages on real property and interests in REMICs, to the extent provided in Section 856(c)(5)(E) of the Code), cash and cash items (including receivables), and government securities (the "75 Percent Test") and
(ii) with respect to the securities of the Trust not included under the 75 Percent Test, (A) not more than five percent of the value of the Trust's total assets did and will consist of the securities of any one issuer (excluding the Trust's interest in the Realty Partnership, the Realty Subsidiary Entities, the Subsidiary REITs or any corporation with respect to which the Trust has directly held 100 percent of the stock at all times during such corporation's existence) and (B) not more than 10 percent of the outstanding voting securities of any one issuer (excluding the Trust's interest in the Realty Partnership, the Realty Subsidiary Entities, the Subsidiary REITs or any corporation with respect to which the Trust has directly held 100 percent of the stock at all times during such corporation's existence)(2) will be held by the Trust. At the close of each quarter of a taxable year commencing with the quarter ended March 31, 1998, (i) at least 75 percent of the value of the total assets of each Subsidiary REIT will be represented by real estate assets (including interests in mortgages on real property and interests in REMICs, to the extent provided in Section 856(c)(5)(E) of the Code), cash and cash items (including receivables), and

--------
(2) For taxable years ending after December 31, 1997, a REIT may own 100 percent of the stock of a subsidiary corporation at the close of any quarter.

Sidley & Austin
September 23, 1998
Page 11


government securities and (ii) with respect to the securities of each Subsidiary REIT not included under the 75 Percent Test, (A) not more than five percent of the value of each Subsidiary REIT's total assets will consist of the securities of any one issuer (excluding each Subsidiary REIT's interest in any corporation with respect to which the Subsidiary REIT holds 100 percent of the stock) and
(B) not more than 10 percent of the outstanding voting securities of any one issuer (excluding each Subsidiary REIT's interest in any corporation with respect to which the Subsidiary REIT holds 100 percent of the stock) will be held by any Subsidiary REIT. With respect to this representation, the assets of the Trust and the Subsidiary REITs will be as determined pursuant to Treas. Reg.
Section 1.856-3(g) and the term "value" means (i) fair value as determined in good faith by the Board of Trustees of the Trust or the board of directors of each Subsidiary REIT, as the case may be, or (ii) in the case of securities for which market quotations are readily available, the market value of such securities.

          27. With respect to each loan secured by real estate held by the Trust, the Realty Partnership or any Realty Subsidiary Entity the amount of the loan has not exceeded and does not exceed the fair market value of the real property security therefor, except by amounts which would not cause the Trust to fail to satisfy the asset tests of Section 856(c)(4) of the Code or the gross income test of Section 856(c)(3) of the Code.

          28. The Trust and each Subsidiary REIT maintains and will continue to maintain until the expiration of any applicable statute of limitations period sufficient records as to its investments to be able to show that it complies with the asset tests described above.

          29. None of the Management Subsidiaries will provide Prohibited Services to any of the Corporation, the Operating Subsidiary Entities, Atlanta or St. John or will manage or operate any assets owned directly or indirectly by the Trust, the Realty Partnership or any Subsidiary REIT.

          30. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, the deduction for dividends paid by the Trust (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) has equaled or exceeded or will equal or exceed (i) the sum of (A) 95 percent of the Trust's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95 percent of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any

Sidley & Austin
September 23, 1998
Page 12


excess noncash income (as determined under Section 857(e) of the Code). During the taxable years of the Subsidiary REITs ending on or after December 31, 1998, the deduction for dividends paid by each Subsidiary REIT (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in
Section 857(b)(3)(C) of the Code) will equal or exceed (i) the sum of (A) 95 percent of each Subsidiary REIT's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95 percent of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any excess noncash income (as determined under Section 857(e) of the Code). For purposes of this paragraph, the deduction for dividends paid shall be determined after the application of Section 857(d)(3) of the Code.

          31. At all times after December 31, 1994, the dividends paid by the Trust have been paid and will be paid in respect of each class of stock pro rata, with no preference to any share as compared with other shares of the same class. At all times after December 31, 1997, the dividends paid by each of the Subsidiary REITs will be paid in respect of each class of stock pro rata, with no preference to any share as compared with other shares of the same class.

          32. On or before January 30, 1996, 1997 and 1998, the Trust demanded written statements from each record shareholder of one percent or more of its stock (or, if the Trust has 2,000 or more shareholders of record of its stock on any dividend record date, each record shareholder of five percent or more of its stock) setting forth the following information:

               a. The actual owners of the Trust's stock (i.e., the persons who are required to include in gross income in their returns the dividends received on the stock); and

               b. The maximum number of shares of the Trust (including the number and face value of securities convertible into stock of the Trust) that were considered owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by each of the actual owners of any of the Trust's stock at any time during the last half of the Trust's taxable year.

          33. The Trust will maintain the written statements described in the preceding paragraph and the Trust and the Subsidiary REITs will keep and maintain all records

Sidley & Austin
September 23, 1998
Page 13


required pursuant to Treas. Reg. Section 1.857-8 in the internal revenue district in which they are required to file their federal income tax returns, and the statements and records will be available for inspection by the IRS until the expiration of any applicable statute of limitations period.

          34. The shareholder demand letters sent in January 1996 were sent by the Corporation for the benefit of and at the request and under the direction and control of the Trust.

          35. The Trust will continue to, and the Subsidiary REITs will, use the calendar year as their taxable year.

          36. Not all of the trustees of the Trust are also directors of the Corporation, and some of the directors of the Corporation are not trustees of the Trust.

          37. The Trust, the Realty Partnership, each Realty Subsidiary Entity and each Subsidiary REIT each maintain separate books and records.

          38. The Trust, the Realty Partnership, the Realty Subsidiary Entities and each Subsidiary REIT (and any other entity in which the Trust directly or indirectly holds an interest) do not and will not furnish or render any services to the Corporation, the Operating Partnership, any Operating Subsidiary Entity, Atlanta or St. John.

          39. At all times, material transactions among the Trust, the Corporation, the Realty Partnership, the Realty Subsidiary Entities, the Operating Partnership, the Operating Subsidiary Entities, the Subsidiary REITs, Atlanta and St. John, or any of them, have been and will be negotiated and structured with the intention of achieving an arm's-length result.

          40. The Realty Partnership and each Realty Subsidiary Entity is operated and will continue to be operated in accordance with the enabling statute of the jurisdiction under which it is organized, its organizational documents and its partnership or limited liability company agreement, as the case may be.

          41. The partnership or limited liability company agreement, as the case may be, of the Realty Partnership and each Realty Subsidiary Entity will remain in substantially the same form as it is upon the date of this letter and will not be amended in any manner which would affect your opinion.

Sidley & Austin
September 23, 1998
Page 14


          42. No general partner is acting as an agent of any limited partner in connection with the investments by the limited partners in, and operations of, the Realty Partnership or any Realty Subsidiary Entity that is a limited partnership. The Trust will be active in the management of the Realty Partnership and will be independent of the limited partners.

          43 No member is acting as an agent of any other member in connection with the investments by the members in, and operations of, any Realty Subsidiary Entity that is a limited liability company. The Trust and the Realty Partnership will be active in the management of the Realty Subsidiary Entities.

          44. The transactions in which the partners and members acquired interests in the Realty Partnership and the Realty Subsidiary Entities are not required to be registered under the Securities Act of 1933, as amended.

          45. The Realty Partnership will not have more than 100 Partners.

          46. The interests in each of the Realty Partnership and each Realty Subsidiary Entity will not be traded on an established securities market or be readily tradeable on a secondary market (or the substantial equivalent thereof).

          47. The Realty Partnership and the Realty Subsidiary Entities intend to hold assets for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating hotel properties and interests in hotels and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Realty Partnership and the Realty Subsidiary Entities.

          48. Neither the Realty Partnership nor any Realty Subsidiary Entity has elected or will elect to be classified as an association for federal tax purposes.

          49. The Realty Partnership and each Realty Subsidiary Entity that was in existence prior to January 1, 1997 claimed or will claim classification as a partnership for federal tax purposes for all periods prior to January 1, 1997 during which it was in existence.

          50. The Trust expects to own in excess of 20 percent of the partnership interests of the Realty Partnership throughout the life of the Realty Partnership.

Sidley & Austin
September 23, 1998
Page 15


          51. The intent of the partners and the members of the Realty Partnership and the Realty Subsidiary Entities is to conduct joint business and investment activities through a flexible economic arrangement without incurring an entity-level tax.

          52. The Realty Partnership and the Realty Subsidiary Entities are each bona fide and each transaction or series of related transactions will be entered into for a substantial business purpose.

          53. The payment of cash in lieu of fractional Paired Common Shares in connection with any merger, stock dividend or other transaction was not and will not be separately bargained for consideration and was or will be made solely for the purpose of saving the Trust and the Corporation the expense and inconvenience of issuing fractional Paired Common Shares or Exchangeable Preferred Shares.

          54. Westin Worldwide, Seattle, Lauderdale and Denver each declared and paid a dividend prior to and independent of the closing date of the Westin Merger and neither the amount nor the source of funds for such dividends was dependent on the occurrence of the closing date of the Westin Merger.

          55. The Westin Merger was consummated in compliance with the material terms of the Westin Transaction Agreement, and none of the material terms and conditions therein were waived or modified.

          56. The ratio for the exchange of shares of Westin Worldwide (the "Worldwide Shares") for Exchangeable Preferred Shares and cash in the Westin Merger was negotiated through arm's-length bargaining.

          57. There is no plan by the Members to sell, exchange or otherwise dispose of a number of Exchangeable Preferred Shares received pursuant to the Westin Merger that would reduce the Members' ownership of Exchangeable Preferred Shares to a number of shares having a value as of January 2, 1998 of less than 50 percent of the value of all of the formerly outstanding Worldwide Shares as of January 2, 1998. For purposes of this representation, Worldwide Shares exchanged for cash or exchanged for cash in lieu of fractional Exchangeable Preferred Shares were treated as outstanding Worldwide Shares as of January 2, 1998. Moreover, Worldwide Shares and Exchangeable Preferred Shares held by the Members and otherwise sold, redeemed or disposed of prior or subsequent to January 2, 1998 were considered in making this representation.

Sidley & Austin
September 23, 1998
Page 16


          58. The Trust has no plan to reacquire any of the Exchangeable Preferred Shares issued pursuant to the Westin Merger.

          59. The Trust has no plan to sell or otherwise dispose of any of the assets of Westin Worldwide acquired in the Westin Merger, except for dispositions (i) in the ordinary course of business, or (ii) that are necessary to ensure that the representations set forth herein are accurate, or (iii) in transactions described in Section 368(a)(2)(C) of the Code.

          60. The Trust has continued and will continue the historic business of Westin Worldwide and has used and will continue to use a significant portion of Westin Worldwide's historic business assets in a business.

          61. Except as set forth in the Westin Transaction Agreement, the Westin Companies paid their expenses incurred in connection with the Westin Merger. Westin Worldwide did not pay any of the expenses of the Members incurred in connection with the Westin Merger.

          62. There is no intercorporate indebtedness existing between the Trust and Westin Worldwide that was issued, acquired, or will be settled at a discount.

          63. Westin Worldwide was not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          64. Westin Worldwide was not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          65. As of January 2, 1998, the fair market value of the assets of Westin Worldwide exceeded the sum of its liabilities (including any liabilities to which its assets are subject).

          66. The ITT Merger was consummated in compliance with the material terms of the Amended and Restated Agreement and Plan of Merger, and none of the material terms and conditions therein was waived or modified.

          67. As of February 23, 1998, the fair market value of the real estate assets of ITT that serve as security for the indebtedness of the Corporation to the Trust exceeded $3,200,000,000.

Sidley & Austin
September 23, 1998
Page 17


          68. As of February 23, 1998, the fair market value of the Corporation Shares and the fair market value of the Trust Shares relative to the total fair market value of the Paired Common Shares was 30 percent and 70 percent, respectively.

          69. The 0.25 percent per annum fee received by the Trust for its guarantee of the third party indebtedness incurred by the Corporation in connection with the ITT Merger is reasonable as to each of the Trust and the Corporation.

          70. As of February 23, 1998, the Corporation could have arranged debt financing for the acquisition of ITT without the credit support provided by a guaranty by the Trust.

          71. The Trust, the Realty Partnership, and the Realty Subsidiary Entities have not directly or indirectly acquired any "nonqualified real property interests," as defined in Section 7002 of H.R. 2676 and do not intend to directly or indirectly acquire any such "nonqualified real property interests" unless such acquisition would not cause the Trust to fail the gross income tests of Section 856(c)(2) or (c)(3) of the Code. None of the Trust, the Realty Partnership, or the Realty Subsidiary Entities directly or indirectly holds or intends to directly or indirectly acquire any "nonqualified obligations" as defined in Section 7002 of H.R. 2676.

          72. Where the foregoing representations involve matters of law, you have explained to us the relevant and material legal authority to which such representations relate.

Sidley & Austin
September 23, 1998
Page 18

          The undersigned fully understands that Sidley & Austin will be relying on the accuracy and completeness of the statements made in this letter in rendering the opinion contained in the Opinion Letter, and the undersigned has examined such records and other documents and made such inquiries and investigation as the undersigned deemed necessary to obtain sufficient actual knowledge to support the representations made herein.

                                            Very truly yours,

                                            STARWOOD HOTELS
                                            & RESORTS



                                            By: /s/ DANIELLE KILPATRICK
                                               ----------------------------
                                               Name:  Danielle Kilpatrick
                                               Title: Authorized Signatory

                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                             777 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604




                               September 23, 1998


Sidley & Austin
555 West Fifth Street
Los Angeles, California 90013

               Re:    Tax Opinion

Ladies and Gentlemen:

          In connection with the opinion letter (the "Opinion Letter") to be provided by Sidley & Austin in connection with the preparation of the Registration Statement on Form S-3 of the Company, as initially filed with the Securities and Exchange Commission on April 10, 1998 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement") and recognizing that Sidley & Austin will rely on this letter in providing the Opinion Letter, the undersigned, an officer of Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation"), duly appointed by the Board of Directors of the Corporation and acting as such, hereby certifies the following, to the best knowledge of the Corporation, as of the date hereof. Insofar as such certification pertains to any person other than the Corporation, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used but not defined herein have the meaning provided in the Registration Statement. References to the Trust and the Corporation include their respective subsidiaries.

          1. Each of the following documents has been (or will be) duly authorized, executed, and delivered, and has not been amended or further amended after the noted date:

               a. The Articles of Incorporation of the Corporation as amended and restated as of February 1, 1995, as amended as of January 2, 1998, and as further amended as of February 23, 1998;

               b. The Certificate of Limited Partnership of the Operating Partnership dated as of December 13, 1994, as corrected as of December 20, 1994, as amended as of March 30, 1995, as amended and restated as of July 5, 1995, and as further amended as of November 14, 1997;

Sidley & Austin
September 23, 1998
Page 2


               c. The Second Amended and Restated Limited Partnership Agreement of the Operating Partnership dated as of November 14, 1997, as amended as of January 1, 1998, and as further amended as of January 2, 1998 (the "Operating Agreement");

               d. The organizational documents and the limited partnership agreement or limited liability company agreement, as the case may be, for each of the limited partnerships and limited liability companies in which the Corporation owns a direct or indirect interest (the "Operating Subsidiary Entities"), as amended to the date hereof;

               e. The Westin Transaction Agreement;

               f. The Amended and Restated Agreement and Plan of Merger; and

               g. Any other documents we have furnished you in connection with your issuance of your opinion.

          2. During its taxable years ended December 31, 1995, 1996 and 1997 and during each of its taxable years ending after December 31, 1997, each of the Corporation, the Operating Partnership and the Operating Subsidiary Entities has operated and will operate in such a manner that will make each representation set forth below true for such years or for the period set forth in such representation.

          3. The Corporation will not make any amendments to its organizational documents after the date hereof that would affect the Trust's qualification as a real estate investment trust as defined in Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          4. Each partner of the Operating Partnership and of an Operating Subsidiary Entity that is a partnership and each member of an Operating Subsidiary Entity that is a limited liability company that is a corporation or other entity has a valid legal existence.

          5. Each partner and each member, as the case may be, has full power, authority, and legal right to enter into and perform the terms of the Operating Agreement or the partnership or limited liability company agreements of the Operating Subsidiary Entities, as the case may be, and the transactions contemplated thereby.

Sidley & Austin
September 23, 1998
Page 3


          6. No actions will be taken by the Corporation, the Operating Partnership, or any Operating Subsidiary Entity or the partners or the members of any of them that would have the effect of altering the facts upon which your opinion is based.

          7. The Paired Common Shares were paired prior to June 30, 1983, and at all times thereafter.

          8. Not all of the trustees of the Trust are also directors of the Corporation, and some of the directors of the Corporation are not trustees of the Trust.

          9. The Corporation, the Operating Partnership, each Operating Subsidiary Entity, Atlanta and St. John each maintain separate books and records.

          10. The Trust, the Realty Partnership, the Realty Subsidiary Entities and the Subsidiary REITs do not and will not furnish or render any services to the Corporation, the Operating Partnership, any of the Operating Subsidiary Entities, Atlanta or St. John. The Operating Partnership or any Operating Subsidiary Entity that furnishes or renders any services to the Corporation is not furnishing or rendering such services for or on behalf of the Trust.

          11. At all times, material transactions among the Trust, the Corporation, the Realty Partnership, the Realty Subsidiary Entities, the Subsidiary REITs, the Operating Partnership, the Operating Subsidiary Entities, Atlanta or St. John, or any of them, have been and will be negotiated and structured with the intention of achieving an arm's-length result.

          12. The Operating Partnership and the Operating Subsidiary Entities are each bona fide and each transaction or series of related transactions will be entered into for a substantial business purpose.

          13. The payment of cash in lieu of fractional Paired Common Shares in connection with any merger, stock dividend or other transaction was not and will not be separately bargained for consideration and was or will be made solely for the purpose of saving the Trust and the Corporation the expense and inconvenience of issuing fractional Paired Common Shares or Exchangeable Preferred Shares.

          14. As of February 23, 1998, the fair market value of the real estate assets of ITT that serve as security for the indebtedness of the Corporation to the Trust exceeded $3,200,000,000.

Sidley & Austin
September 23, 1998
Page 4


          15. As of February 23, 1998, the fair market value of the Corporation Shares and the fair market value of the Trust Shares relative to the total fair market value of the Paired Common Shares was 30 percent and 70 percent, respectively.

          16. The 0.25 percent per annum fee received by the Trust for its guarantee of the third party indebtedness incurred by the Corporation in connection with the ITT Merger is reasonable as to the Trust and the Corporation.

          17. As of February 23, 1998, the Corporation could have arranged debt financing for the acquisition of ITT without the credit support provided by a guaranty of the Trust.

          18. The ITT Merger was consummated in compliance with the material terms of the Amended and Restated Agreement and Plan of Merger, and none of the material terms and conditions therein was waived or modified.

          19. The Corporation, the Operating Partnership, each Operating Subsidiary Entity, Atlanta and St. John have not directly or indirectly acquired any "nonqualified real property interests," as defined in Section 7002 of H.R. 2676 and do not intend to directly or indirectly acquire any such "nonqualified real property interests" unless such acquisition would not cause the Trust to fail the gross income tests of Section 856(c)(2) or (c)(3) of the Code. None of the Corporation, the Operating Partnership, each Operating Subsidiary Entity, Atlanta or St. John directly or indirectly holds or intends to directly or indirectly acquire any "nonqualified obligations" as defined in Section 7002 of H.R. 2676.

          20. No stock or securities will be issued for services rendered to or for the benefit of the Corporation in connection with the Restructuring. No stock or securities will be issued for indebtedness of the Corporation that is not evidenced by a security or for interest on indebtedness of the Corporation which accrued on or after the beginning of the holding period of the holders of Trust Shares for the debt.

          21. The Trust Shares are common stock and are not "section 306" stock within the meaning of Section 306(c) of the Code.

          22. The Restructuring is not the result of the solicitation by a promoter, broker, or investment house.

          23. No liabilities of the holders of Trust Shares will be assumed by the Corporation pursuant to the Restructuring.

Sidley & Austin
September 23, 1998
Page 5


          24. There is no indebtedness between the Corporation and the holders of Trust Shares and there will be no indebtedness created in favor of the holders of Trust Shares as a result of the Restructuring.

          25. The Restructuring will occur under a plan agreed upon before the transaction in which the rights of the parties are defined.

          26. All exchanges pursuant to the Restructuring will occur on approximately the same date.

          27. There is no plan or intention on the part of the Corporation to redeem or otherwise reacquire any stock or indebtedness to be issued pursuant to the Restructuring.

          28. Taking into account any issuance of additional shares of Corporation stock; any issuance of stock for services; the exercise of any Corporation stock rights, warrants, or subscriptions; a public offering of Corporation stock; and the sale, exchange, transfer by gift, or other disposition of any of the stock of the Corporation to be received in the Restructuring, the holders of Trust Shares will be in control of the Corporation within the meaning of Section 368(c) of the Code.

          29. The Corporation will remain in existence and retain and use the property held by it as a result of the Restructuring in a trade or business.

          30. There is no plan or intention by the Corporation to dispose of the Trust Shares held by it as a result of the Restructuring other than in the normal course of business operations.

          31. Each of the parties to the Restructuring will pay its, his or her own expenses, if any, incurred in connection with the Restructuring.

          32. The Corporation is not an investment company within the meaning of
Section 351(e)(1) of the Code and Section 1.351-1(c)(1)(ii) of the Regulations.

          33. The Corporation is not a "personal service corporation" within the meaning of Section 269A of the Code.

          34. Where the foregoing representations involve matters of law, you have explained to us the relevant and material legal authority to which such representations relate.

Sidley & Austin
September 23, 1998
Page 6

          The undersigned fully understands that Sidley & Austin will be relying on the accuracy and completeness of the statements made in this letter in rendering the opinion contained in the Opinion Letter, and the undersigned has examined such records and other documents and made such inquiries and investigation as the undersigned deemed necessary to obtain sufficient actual knowledge to support the representations made herein.

                                            Very truly yours,

                                            STARWOOD HOTELS & RESORTS
                                            WORLDWIDE, INC.


                                            By: /s/ RONALD C. BROWN
                                            ----------------------------------
                                            Name:  Ronald C. Brown
                                            Title: Executive Vice President and
                                                   Chief Financial Officer